Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
     Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Compass Diversified Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
The name of the Statutory Trust is Compass Diversified Holdings

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 13 day of September , 2007 A.D.

By:	/s/ James J. Bottiglieri
Trustee

Name:	James J. Bottiglieri
Type or Print